                                                                     Exhibit 5.1

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May 9, 2001

Verity, Inc.
894 Ross Drive
Sunnyvale, CA  94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by VERITY, INC. (the "Registrant") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 2,550,000 shares of the Registrant's Common Stock, $0.001 par value (the "Shares"), pursuant to the Registrant's 1996 Non-Statutory Stock Option Plan and 1997 Non-Statutory Stock Option Plan for Verity Canada (the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Plans, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

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Verity, Inc.
May 9, 2001
Page Two


Sincerely,

COOLEY GODWARD LLP

/s/ Brett D. White

Brett D. White, Esq.

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